Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated July 17, 2025, with respect to the consolidated balance sheets of CCSC Technology International Holdings Limited. and its subsidiaries, relating to consolidated statements of operations and comprehensive (loss)/income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the year ended March 31, 2025, and the related notes included in its Annual Report on Form 20-F.

/s/ Enrome LLP

Enrome LLP

Singapore

July 17, 2025

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